UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hudson, Jr., William J.
   Carpenter Technology Corporation
   1047 North Park Road
   Wyomissing, PA  19610-1339
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Carpenter Technology Corporation
   CRS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Option (Right to B|$35.56  |10/27|A   |2,000 (1)  |A  |10/27|10/27|Common Stock|2,000  |       |2,000       |D  |            |
uy)                     |        |/98  |    |           |   |/99  |/08  |            |       |       |            |   |            |
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Stock Units             |1-for-1 |8/6/9|A   |39.16(2)   |A  |(2)  |(2)  |Common Stock|39.16  |$42.56 |            |D  |            |
                        |        |8    |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units             |1-for-1 |9/10/|A   |22.22(2)   |A  |(2)  |(2)  |Common Stock|22.22  |$37.50 |            |D  |            |
                        |        |98   |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units             |1-for-1 |10/26|A   |304.63(2)  |A  |(2)  |(2)  |Common Stock|304.63 |$35.56 |            |D  |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units             |1-for-1 |12/3/|A   |50.99(2)   |A  |(2)  |(2)  |Common Stock|50.99  |$35.56 |            |D  |            |
                        |        |98   |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units             |1-for-1 |3/31/|A   |96.39(2)   |A  |(2)  |(2)  |Common Stock|96.39  |$25.94 |924.91(3)   |D  |            |
                        |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The reporting person was granted an option to buy shares of common stock under the Carpenter Technology
Corporation Stock-Based Compensation Plan for Non-Employee
Directors.
(2) Payable upon
retirement.
(3) Includes
dividends.
SIGNATURE OF REPORTING PERSON
/s/ William J. Hudson, Jr.
DATE
8/13/99